FOR FURTHER INFORMATION CONTACT:
                                           ELAINE D. CROWLEY
                                           SR.  VICE PRESIDENT, CHIEF FINANCIAL
                                           OFFICER
                                           (817) 347-8200

              BOMBAY EXCEEDS THIRD QUARTER EARNINGS EXPECTATIONS

FOR IMMEDIATE RELEASE - NOVEMBER 19, 2003

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenues for the three months ended November 1, 2003 increased 19% to $135.4 million compared to $113.8 million for the three months ended November 2, 2002. Same store sales for Bombay stores opened for more than one year increased 13% for the quarter compared to a 9% increase during the prior year's quarter. Net loss for the third quarter was $148,000 or $0.00 per share compared to a net income of $84,000 or $0.00 per share for the corresponding period of the prior year and guidance of a loss of $.01 to $.02 per share.

     For the nine months ended November 1, 2003, revenues were $384.9 million compared to $304.7 million for the corresponding period of the prior year. Same store sales increased 21% compared to last year's 2% decline. Year-to-date, the operating results reflect a $4.4 million improvement with the net loss declining to $2.2 million or $0.06 per share compared to a net loss of $6.6 million or $0.20 per share for the nine months ended November 2, 2002.

     James D. Carreker, Chairman and Chief Executive Officer noted, "Third quarter results exceeded our expectations in terms of both sales and bottom line. All regions of the United States and Canada experienced positive same store sales gains. All categories, except occasional furniture, grew at a double-digit rate with large furniture sales being the strongest. The average transaction size increased 10% while the number of transactions increased 7%. Additionally, we demonstrated our ability to execute as we build for the future. Significant investments were made in our infrastructure. We successfully opened a new distribution center, rolled out a new point of sales system and broadband communication to our US stores, opened 37 new stores including 11 combination Bombay/BombayKIDS stores and launched our new branding campaign. Bombay has completed the first phase of our turnaround, regaining market share with strong same stores sales growth. Now we enter the next phase where the focus will be on improving profit flow through with mid single-digit same store sales growth and growing our store count."

     Gross margin for the third quarter increased $6.3 million and improved 10 basis points compared to last year as a percentage of revenue. SG&A expense increased $6.4 million or 20 basis points due primarily to an increase in the number of markets receiving Sunday newspaper inserts from three to 21 markets. New store openings also drove higher SG&A costs. These increases were partially offset by the favorable impact of the strengthening Canadian dollar. The Company continues to invest in inventory ending the quarter with $189.8 million, an increase of $64.7 million over the prior year. New store openings, growth in the KIDS concept and focus on improved product availability to support new marketing efforts all contributed to the increase. Based upon projected peak store counts for the year, inventory per square foot as of the end of the quarter was $98 compared to $75 at this same time last year. In addition, given the significant growth in new store openings, accrued rents and other liabilities have increased reflecting allowances received for new store construction.

     "We believe that we are well positioned to take advantage of the holiday shopping season; however, we are concerned that the softness in the first two weeks of November represents uncertainty about the holiday season. As a result, we believe that sales may come later and be more promotional than anticipated," stated Mr. Carreker.

     With respect to the fourth quarter the Company expects total revenues to be in the range of $215 to $225 million with a low to mid single-digit increase in same store sales. Revenues from non-store operations are expected to be 7% to 8% of total revenues. During the fourth quarter, plans are to open 39 stores including 15 combination stores. Month-to-date, 16 stores have been opened and 19 more are expected to be open before the end of November. The Company expects the fourth quarter income per share to be in the range of $12 to $15.5 million or $.34 to $.41 per diluted share compared to a net income of $13.8 million or $.41 per diluted share last year.

     For the full year, the Company continues to expect overall revenue to be in the $600 to $610 million range. The Company expects Fiscal 2003 earnings per share to be in the range of $.29 to $.37 per diluted share compared to $.22 per diluted share last year.

     You are invited to listen to Bombay's conference call with management that will be conducted on Thursday, November 20, 2003 at 10:00 a.m. Central Time. The Company will review the third quarter results as well as the outlook for the remainder of Fiscal 2003. Interested parties should dial 212-271-4587 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21163893. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 465 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: downward pressure in retail due to economic pessimism and declining consumer sentiment; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product from overseas sources; acceptance of new product offerings including children's merchandise; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including proposed duties on bedroom furniture imports from China; risks associated with international business; potential business interruptions due to communicable diseases; terrorism; war or threat of war; regional weather conditions; hiring and retention of key management personnel and other risks and uncertainties contained in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.







                             THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                              (In thousands, except per share amounts)



                                                                  THREE MONTHS ENDED         NINE MONTHS ENDED

                                                               NOVEMBER 1,  NOVEMBER 2,   NOVEMBER 1,  NOVEMBER 2,
                                                                 2003          2002          2003         2002

Net revenue                                                      $135,361     $113,841     $384,871     $304,736
Costs and expenses:
Cost of sales, buying and store
     occupancy costs                                               96,146       80,971      276,908      225,601
Selling, general & administrative expenses                         39,087       32,659      111,344       90,199

Operating income (loss)                                               128          211       (3,381)     (11,064)
Interest income (expense) -net                                       (374)         (73)        (238)         115

Income (loss) before income taxes                                    (246)         138       (3,619)     (10,949)
Income tax provision (benefit)                                        (98)          54       (1,430)      (4,325)

Net income (loss)                                                   ($148)         $84      ($2,189)     ($6,624)

Net income (loss) per basic
   & diluted share                                                 ($0.00)       $0.00       ($0.06)      ($0.20)

Avg. common shares outstanding                                     35,130       32,895       34,436       32,994

Avg. common shares outstanding and
dilutive common shares
                                                                   35,130       33,025       34,436       32,994

OTHER SELECTED FINANCIAL AND OPERATING DATA

Capital expenditures, net of allowances                           $12,870       $4,615      $23,635       $8,227
Depreciation and amortization                                      $3,879       $3,726      $12,822      $10,897


Stores opened                                                          37           10           45           20
Stores converted                                                        2            1            4            2
Stores closed                                                           9            3           18           10

Store composition:
   Large format                                                       354          331
   Regular stores                                                      29           52
   Outlets                                                             47           43
   KIDS                                                                19            3
      Total                                                           449          429






                            THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS
                                      (Dollars in thousands)

                                          NOVEMBER 1,  NOVEMBER 2, 2002
                                              2003

ASSETS
Current assets:
   Cash and short-term investments             $10,006           $13,511
   Inventories                                 189,757           125,030
   Other current assets                         29,130            23,159

Total current assets                           228,893           161,700
Property and equipment, net                     62,863            47,080
Goodwill, net                                      423               423
Other assets                                    10,916            11,356

TOTAL ASSETS                                  $303,095          $220,559

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable to banks                      $55,150          $ 17,938
   Accounts payable and accrued expenses        47,647            34,774
   Income taxes payable                              -               358
   Accrued payroll and bonuses                   5,896             3,739
   Gift certificates redeemable                  5,403             4,683
   Total current liabilities                   114,096            61,492

Accrued rent and other liabilities              13,406             6,249

Stockholders' equity:
   Preferred stock                                   -                 -
   Common stock                                 38,150            38,150
   Additional paid-in capital                   75,837            75,301
   Retained earnings                            74,172            62,520
   Accumulated other comprehensive income          229           (1,591)
   Treasury stock                             (11,819)          (21,528)
   Deferred compensation                         (976)              (34)
   Total stockholders' equity                  175,593           152,818

TOTAL LIABILITIES &
        STOCKHOLDERS' EQUITY                  $303,095          $220,559
